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                                                                    EXHIBIT 10.8

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "AGREEMENT") is dated as of the 15th day of August, 2002 by and between Daniel J. Schaefer ("EXECUTIVE") and MedQuest, Inc., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

          WHEREAS, the Company's parent, MQ Associates, Inc., a Delaware corporation ("PARENT") and Executive are parties to an Employment Agreement, dated as of December 15, 1999 (the "ORIGINAL EMPLOYMENT AGREEMENT");

          WHEREAS, the Company desires to assume the obligations of the Parent and continue the employment of Executive as a senior executive of the Company, and Executive has agreed to continue such employment, on the terms set forth in this Agreement; and

          WHEREAS, the Parent, the Company and Executive desire to amend and restate the Original Employment Agreement in its entirety by entering into this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

     Section 1. EMPLOYMENT. The Company hereby employs Executive and Executive accepts such employment upon the terms and conditions hereinafter set forth.

     Section 2. TERM OF EMPLOYMENT. Subject to earlier termination pursuant to the provisions of SECTION 6, the term of Executive's employment pursuant to this Agreement shall commence on and as of the date hereof (the "EFFECTIVE DATE") and shall terminate on the fifth anniversary of the Effective Date (such period, the "EMPLOYMENT PERIOD").

     Section 3. DUTIES; EXTENT OF SERVICE. During the Employment Period, Executive (a) shall serve as a senior executive officer of the Company with the title and position of Co-Chief Operating Officer reporting to the Chief Executive Officer and the President and (b) shall have supervisory responsibility in such capacity over such matters as may be specified from time to time by the Chief Executive Officer, the President and the Board of Directors of the Company (the "BOARD OF DIRECTORS"), consistent with Executive's position and general area of experience and skills, PROVIDED that, in all cases Executive shall be subject to the oversight and supervision of the Board of Directors in the performance of his duties, (c) upon the request of the Board of Directors, shall serve as an officer and/or director of any of the Company's subsidiaries, and (d) shall render all services reasonably incident to the foregoing. Executive hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use Executive's best efforts in, and shall devote Executive's full working time, attention, skill and energies to, the advancement of the interests of the Parent, the Company and their subsidiaries and the performance of Executive's duties and responsibilities hereunder. The Executive shall not during the Employment Period be engaged in any other business activity which, in the

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reasonable judgment of the Board of Directors, would conflict with the ability of the Executive to perform his duties under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage. The foregoing, however, shall not be construed as preventing Executive from engaging in religious, charitable or other community or non-profit or passive investment activities (including the investment in real estate or other businesses consistent with the non-competition restrictions referenced in SECTION 8 of this Agreement) that do not substantially impair Executive's ability to fulfill Executive's duties and responsibilities under this Agreement.

     Section 4.  SALARY.

          (a) During the Employment Period, the Company shall pay Executive total base compensation at the rate of $250,000.00 per annum (the "SALARY"). Such Salary shall be subject to withholding under applicable law, shall be pro rated for partial years and shall be payable in periodic installments not less frequently than monthly in accordance with the Company's usual practice for senior executive officers of the Company as in effect from time to time.

          (b) During the Employment Period, Executive shall also be eligible for bonuses or other performance-based compensation arrangements (the "BONUS") as determined from time to time by the Board of Directors in its discretion reasonably based in substantial part on the profitability of those operations for which Executive has responsibility, which determination shall include those financial and performance metrics historically used by the Board of Directors in its Bonus review and which Bonus shall be calculated consistently with the Company's historical practices.

     Section 5.  BENEFITS.

          (a) During the Employment Period, Executive shall be entitled to participate in any and all medical, pension, profit sharing, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits as in effect from time to time for senior executive officers of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors or any administrative or other committee provided for therein or contemplated thereby) and (ii) generally applicable policies of the Company.

          (b) During the Employment Period, Executive shall receive paid vacation annually in accordance with the Company's practices for executive officers, as in effect from time to time, but in any event not less than four weeks per calendar year; PROVIDED, HOWEVER, that Executive shall be entitled to accumulate not more than eight weeks of unused vacation for which Executive shall be compensated if Executive's employment is terminated, unless such termination is for Cause.

          (c) The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive during the Employment Period in accordance with the Company's practices for senior executive officers of the Company, as in effect from time to time.

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          (d) Compliance with the provisions of this SECTION 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof, except as contemplated by SECTION 5(b).

     Section 6. TERMINATION AND TERMINATION BENEFITS. Notwithstanding the provisions of SECTION 3, Executive's employment under this Agreement shall terminate under the following circumstances set forth in this SECTION 6.

          (a) TERMINATION BY THE COMPANY FOR CAUSE. The Employment Period may be terminated by the Company for Cause without further liability on the part of the Company effective immediately upon a vote of the Board of Directors and written notice to Executive. "CAUSE" shall mean a finding by the Board of Directors that Executive has (a) acted with gross negligence or willful misconduct in connection with the performance of his duties hereunder, (b) committed an act of common law fraud against the Parent, the Company, their subsidiaries or their respective affiliates and executive officers; (c) been convicted of a felony;
(d) embezzled assets of the Parent, the Company or any of their subsidiaries; or
(e) engaged in an activity constituting moral turpitude, which in the discretion of the Board of Directors has had a material adverse impact on the performance of Executive's duties hereunder.

          (b) TERMINATION BY EXECUTIVE. The Employment Period may be terminated by Executive by written notice to the Board of Directors at least 90 days prior to such termination, such termination to be effective on the date specified in such notice.

          (c) TERMINATION BY THE COMPANY WITHOUT CAUSE. Executive's employment under this Agreement may be terminated by the Company upon a vote of the Board of Directors without Cause upon written notice to Executive, such termination to be effective 30 days after the giving of such notice.

          (d) CERTAIN TERMINATION BENEFITS. Unless otherwise specifically provided in this Agreement, all of the Company's obligations under this Agreement shall terminate on the date of termination of the Employment Period. Notwithstanding the foregoing, in the event of termination of Executive's employment with the Company pursuant to SECTION 6(c) above, the Company shall provide to Executive the following termination benefits ("TERMINATION BENEFITS"):

                 (i) continuation of Executive's Salary at the rate then in effect pursuant to SECTION 4;

                 (ii) the product of (A) an amount equal to the aggregate amount of the Bonus the Executive received in the preceding calendar year and (B) in the case that the Termination Benefits Period (as defined below) is (X) 18 months, 1.5, or (Y) 24 months, 2.0; and

                 (iii) continuation of group health, dental, and disability plan benefits as described in SECTION 5(a) of this Agreement, with the cost for such benefits shared in the

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     same relative proportion by the Company and Executive as in effect on the date of termination.

The Termination Benefits set forth in (i), (ii) and (iii) above shall continue, so long as Executive is in compliance with Executive's continuing obligations under this Agreement, until eighteen (18) months after the date of termination and any amounts payable pursuant to CLAUSE (ii) shall be paid in equal installments in connection with those amounts payable pursuant to CLAUSE (i); PROVIDED, HOWEVER, that in the event that (A) any two of the individuals named in SECTION 3.1(a)(i) of the Stockholders' Agreement dated as of the date hereof, among the Parent and the stockholder signatories thereto, and designated to serve on the board of directors of the Parent pursuant thereto, are no longer members of the board of directors of the Parent and (B) the Executive is terminated without Cause at any time thereafter, the continuation of Termination Benefits pursuant to this sentence shall be for a period of twenty-four (24) months from the date of termination; and, PROVIDED, FURTHER that in the event that Executive commences any employment or self-employment during the period during which Executive is entitled to receive Termination Benefits (the "TERMINATION BENEFITS PERIOD"), the remaining amount of Salary due pursuant to
SECTION 6(d)(i) for the period from the commencement of such employment or self-employment to the end of the Termination Benefits Period shall be reduced by the aggregate gross amount of the compensation or income received by Executive as a result of such employment or self-employment, and the payments provided under SECTION 6(d)(ii) shall cease to be effective as of the date of commencement of such employment or self-employment. The Company's liability for Salary continuation pursuant to SECTION 6(d)(i) shall be reduced by the amount of any severance pay due or otherwise paid to Executive pursuant to any severance pay plan or stay bonus plan of the Company. Notwithstanding the foregoing, nothing in this SECTION 6(d) shall be construed to affect Executive's right to receive COBRA continuation entirely at Executive's own cost to the extent that Executive may continue to be entitled to COBRA continuation after Executive's right to cost sharing under SECTION 6(d)(ii) ceases. Executive shall be obligated to give prompt notice of the date of commencement of any employment or self-employment (which results in an obligation to pay federal self-employment taxes) during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment or self-employment in which Executive engages during the Termination Benefits Period. The Company and Executive agree that the Termination Benefits paid by the Company to Executive under this SECTION 6(d) shall be in full satisfaction, compromise and release of any claims arising out of any termination of Executive's employment pursuant to SECTION 6(c), and that the payment of the Termination Benefits shall be contingent upon Executive's delivery of a general release of any and all claims (other than those arising under this SECTION 6(d)) upon termination of employment in a form reasonably satisfactory to the Company, it being understood that no Termination Benefits shall be provided unless and until Executive executes and delivers such release. Notwithstanding anything contained herein to the contrary, any payment required to be made pursuant to CLAUSE (ii) above that would result in a violation of, or a default under, the
(A) $80,000,000 Credit Agreement (as the same may be amended, supplemented, modified or restated from time to time, without limitation, in any successor agreement(s) thereto or in any similar provision in any refinancing thereof) dated as of August 15, 2002 among the Parent, the Company, and the other parties thereto (the "CREDIT AGREEMENT") or (B) Indenture relating to the purchase and sale of the Company's Senior Subordinated Notes due 2012, dated as of August 15, 2002 among the Parent, the Company, the subsidiary guarantors listed therein, and Wachovia Bank, National Association, as trustee (the "INDENTURE"),

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or any other senior subordinated credit facility or note entered into by the
Parent or the Company with financial institutions to provide financing in lieu thereof (in either case, as the same may be amended, supplemented modified or restated from time to time), shall not be made so long as such Credit Agreement (or such refinancing) or Indenture (or such senior subordinated credit facility or note) would prohibit such payment or such payment would result in a violation or default thereunder; PROVIDED, HOWEVER, that the Company shall use its good faith efforts to negotiate with the Lenders (as such term is defined in the Credit Agreement) to permit the payment of such amounts as promptly as practicable. Any such failure to make such payments shall not be deemed to be a violation of this Agreement.

          (e) DISABILITY. If Executive shall be disabled so as to be unable to perform the essential functions of Executive's then existing position or positions under this Agreement for a continuous four-month period with reasonable accommodation, the Board of Directors may remove Executive from any responsibilities and/or reassign Executive to another position with the Company for the remainder of the Employment Period or during the period of such disability. Notwithstanding any such removal or reassignment, Executive shall continue to receive Executive's full Salary (less any disability pay or sick pay benefits to which Executive may be entitled under the Company's policies) and benefits under SECTION 4 of this Agreement (except to the extent that Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to the greater of (i) six (6) months, or (ii) the remainder of the Employment Period. If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive's then existing position or positions with reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom Executive or Executive's guardian has no reasonable objection as to whether Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification, the Company's determination of such issue shall be binding on Executive. Nothing in this SECTION 6(e) shall be construed to waive Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.

          (f) DEATH. Executive's employment and all obligations of the Company hereunder shall terminate upon the death of Executive, other than the obligation to pay earned but unpaid Salary.

          (g) CONTINUING OBLIGATIONS. Notwithstanding termination of this Agreement as provided in this SECTION 6 or any other termination of Executive's employment with the Company, Executive's obligations under SECTION 7 and
SECTION 8 hereof shall survive any termination of Executive's employment with the Company at any time and for any reason.

     Section 7.  CONFIDENTIALITY; PROPRIETARY RIGHTS.

          (a) In the course of performing services hereunder on behalf of the Company (for purposes of this SECTION 7 including all predecessors and successors of the Company) and its

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affiliates, Executive has had and from time to time will have access to
Confidential Information (as defined below). Executive agrees (a) to hold the Confidential Information in strict confidence, (b) not to disclose the Confidential Information to any person (other than in the ordinary course of the regular business of the Company or its affiliates), and (c) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Parent, the Company and their affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Parent or the Company or are produced by Executive in connection with Executive's employment will be and remain the sole property of the Parent or the Company, as applicable. Upon the termination of the Employment Period for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Executive's possession or control, shall be immediately returned to the Company.

          (b) Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way Executive's use or disclosure of information or Executive's engagement in any business. Executive represents to the Company that Executive's execution of this Agreement, Executive's employment with the Company and the performance of Executive's proposed duties for the Company will not violate any obligations Executive may have to any such previous employer or other party. In Executive's work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

          (c) During and after the Employment Period, Executive shall reasonably cooperate with the Parent and the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Parent or the Company or any of their respective affiliates that relate to events or occurrences that transpired while Executive was employed by the Company. Executive's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Parent or the Company or any of their respective affiliates at mutually convenient times. During and after the Employment Period, Executive also shall reasonably cooperate with the Parent and the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall pay Executive reasonable compensation for the time spent in the cooperation sought under this SECTION 7(c) and reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive's performance of obligations pursuant to this SECTION 7(c).

          (d) Executive recognizes that the Parent, the Company and their respective affiliates possess a proprietary interest in all of the information described in SECTION 7(a) and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of

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Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, or discoveries made by Executive or Executive's agents or affiliates in the course of Executive's employment, including any of the foregoing which is based on or arises out of the information described in SECTION 7(a), shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, or discoveries developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Parent, the Company or any of their respective affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

          (e) During the Employment Period, Executive will offer or otherwise make known or available to it, as directed by the Board of Directors and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive in the Company's general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

          (f) Executive acknowledges that the provisions of this SECTION 7 and
SECTION 8 are an integral part of Executive's employment arrangements with the Company.

          (g) For purposes of this Agreement, the term "CONFIDENTIAL INFORMATION" shall mean: information belonging to the Parent, the Company or any of their subsidiaries which is of value to the Parent, the Company or any of their subsidiaries or with respect to which the Parent or the Company has right in the course of conducting its respective business and the disclosure of which could result in a competitive or other disadvantage to the Parent or the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Parent, the Company or any of their subsidiaries. Confidential Information includes information developed by Executive in the course of Executive's employment by the Company, as well as other information to which Executive may have access in connection with Executive's employment. Confidential Information also includes the confidential information of others with which the Parent, the Company or any of their subsidiaries has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive's duties under SECTION 7(a).

     Section 8.  NON-COMPETITION; NON-SOLICITATION.

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          (a) Each of Executive and the Company agree and acknowledge that the provisions of SECTION 10.5 of the Recapitalization Agreement dated as of July 16, 2002 among Executive, the Parent and the other parties thereto (as amended, the "RECAPITALIZATION AGREEMENT") are expressly incorporated herein by reference.

          (b) During the Non-Compete Period (as defined in the Recapitalization Agreement), Executive covenants and agrees that he will not, directly or indirectly, either for himself or for any other person (i) solicit any officer, manager, employee or independent contractor of the Parent, the Company or any subsidiary to terminate his or her employment or relationship with the Parent, the Company or any subsidiary, and to become employed by Executive or any business or entity with which Executive is affiliated as an owner, investor, lender, or in any other capacity or employ any such individual during his or her employment with the Parent, the Company or any subsidiary, and for a period of one (1) year after such individual terminates his or her employment with the Parent, the Company or any subsidiary, (ii) solicit any past or present customer, doctor, radiologist, healthcare provider or patient of the Parent, the Company or any subsidiary, (iii) divert to any business or entity any present or future doctor, radiologist, healthcare provider or patient of the Parent, the Company or any subsidiary, or (iv) take any action that may cause injury to the relationships among the Parent, the Company or any subsidiary and any of their employees and any lessor, lessee, vendor, supplier, customer, employee, consultant or other business associate of the Parent, the Company or any subsidiary.

          (c) Executive acknowledges that the foregoing restrictions are not intended to limit his ability to earn a livelihood, but are, among other things, intended to prevent a Competitive Business (as defined in the Recapitalization Agreement) from gaining an unfair advantage from Executive's knowledge of confidential and proprietary information of the Parent, the Company and their subsidiaries, including information of the Parent, the Company and their subsidiaries that has commercial value in the Competitive Business. Executive believes that he has received sufficient consideration and other benefits provided hereunder and under the Recapitalization Agreement to clearly justify such restrictions which, in any event (given his education, skills and ability), he does not believe would prevent him from otherwise earning a living.

     Section 9. PARTIES IN INTEREST; CERTAIN REMEDIES. It is specifically understood and agreed that this Agreement is intended to confer a benefit, directly and indirectly, on the Parent, the Company and their direct and indirect subsidiaries and affiliates, and that any breach of the provisions of this Agreement by Executive or any of Executive's affiliates will result in irreparable injury to the Parent, the Company and their subsidiaries and affiliates, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Parent, the Company or their subsidiaries and affiliates shall be entitled to enforce the specific performance of this Agreement by Executive through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

     Section 10. DISPUTE RESOLUTION. Each of the Company and Executive (a) hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the United States

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District Court for the Northern District of Georgia for the purpose of enforcing the award or decision in any such proceeding and (b) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court and (d) hereby unconditionally and irrevocably waives all rights to trial by jury in any suit, action, proceeding or counterclaim arising out of or relating to this Agreement. Each of the Company and Executive hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Company and Executive agrees that its submission to jurisdiction and its consent to service of process by mail are made for the express benefit of the other parties hereto. Final judgment against the Company or Executive in any such action, suit, or proceeding may be enforced in other jurisdictions by suit, action, or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; PROVIDED, HOWEVER, that any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

     Section 11. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if faxed (with transmission acknowledgment received), delivered personally or by nationally recognized overnight courier (providing proof of delivery) or mailed by certified or registered mail (return receipt requested) as follows:

                    To the Company:

                           MedQuest, Inc.
                           4300 North Point Parkway
                           Alpharetta, GA 30022
                           Fax: (770) 246-0202
                           Attention: The Members of the Board of Directors

                    with a copy to:

                           O'Sullivan LLP
                           30 Rockefeller Center
                           New York, New York 10112
                           Fax: (212) 408-2420
                           Attention: Christopher P. Giordano, Esq.

                    To Executive:

                           c/o MedQuest, Inc.
                           4300 North Point Parkway
                           Alpharetta, GA 30022
                           Fax: (770) 246-0202

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or to such other address or fax number of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery, mailing or fax.

     Section 12. SCOPE OF AGREEMENT. The parties acknowledge that the time, scope, geographic area and other provisions of SECTION 8 hereof have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated hereby, and are given as an integral and essential part of the transactions contemplated hereby. Executive has independently consulted with counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the business to be conducted by the Parent, the Company and their subsidiaries and affiliates, and represents that this Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

     Section 13. SEVERABILITY. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The existence of any claim or cause of action which Executive may have against the Parent, the Company or any of their subsidiaries or affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement.

     Section 14. MISCELLANEOUS. This Agreement shall be governed by and construed under the laws of the State of Georgia, except for the provisions of
SECTION 8 which shall be governed by and construed under the laws of the State of New York, both without consideration of its choice of law provisions, and shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale and may not be assigned by Executive. This Agreement supersedes and terminates all prior understandings and agreements between the parties (or their predecessors) relating to the subject matter hereof, including the Original Employment Agreement, and this Agreement hereby amends and restates the Original Employment Agreement in its entirety. For purposes of this Agreement, the term "PERSON" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental authority (or any department, agency or political subdivision thereof); a "SUBSIDIARY" of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or

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indirectly owned by such person; and an "AFFILIATE" of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

                                      * * *

                                       11
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          IN WITNESS WHEREOF, the parties have executed this Amended and
Restated Employment Agreement under seal as of the date first set forth above.


                                        COMPANY:

                                        MEDQUEST, INC.


                                        By: /s/ GENE VENESKY
                                        -----------------------------
                                        Gene Venesky
                                        Chairman and CEO


                                        EXECUTIVE:


                                        By: /s/ DANIEL J. SCHAEFER
                                        -----------------------------
                                        Daniel J. Schaefer
                                        Co-Chief Operating Officer

AGREED AND ACKNOWLEDGED
BY THE PARENT:

MQ ASSOCIATES, INC.


By: /s/ GENE VENESKY
-----------------------
Gene Venesky
Chairman and CEO


                          Schaefer Employment Agreement